EXHIBIT 7
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”), is dated as of August 21, 2005, by and between the undersigned shareholder (the “Shareholder”) of SBS Broadcasting S.A., a Luxembourg société anonyme (the “Seller”); and PKS Media S.à r.l., a Luxembourg société á responsabilité limitée (“Purchaser”).
WHEREAS, Seller and Purchaser have entered into that certain Sale and Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”; any term used herein without definition herein shall have the meaning ascribed thereto in the Purchase Agreement), pursuant to which Purchaser shall acquire the Business (including the Direct Subsidiary Shares and the Acquired Assets) from Seller;
WHEREAS, the Shareholder is the sole and exclusive legal and beneficial owner of the Subject Shares set forth on the signature page hereto; and
WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has requested that the Shareholder enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:
1.     Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser as of the date hereof as follows:
        (a)       To the extent that the Shareholder is not an individual, the Shareholder is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full power and authority necessary to enable it to own the Subject Shares and to enter into this Agreement and to perform its obligations hereunder.
        (b)       To the extent that the Shareholder is not an individual: (i) the Shareholder has full power and authority to execute this Agreement and to perform its obligations hereunder; and (ii) the execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of its obligations hereunder have been duly authorized by all necessary action and no such further action is required in connection therewith. The Shareholder has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).
        (c)       The execution and delivery and performance by the Shareholder of this Agreement does not and will not: (i) conflict with or result in any violation of or default under (A) Applicable Law applicable to the Shareholder, (B) to the Shareholder’s Knowledge, any Contract that the Shareholder is a party to or is otherwise bound, or (C) to the extent that the Shareholder is not an individual, the Shareholder’s Governing Documents or (ii) result in the creation of any Lien upon the Subject Shares (other than any Lien created by this Agreement). As used in this Section 1(c), the phrase “to the Shareholder’s Knowledge” means the knowledge that the executive officers and directors of Shareholder: (1) actually have and (2) would have obtained after reasonable investigation (whether or not any investigation was in fact conducted).

        (d)       Except as disclosed in filings made on or prior to the date hereof with the US SEC or as otherwise indicated on the signature page hereto, the Shareholder is the sole and exclusive record and beneficial owner of the Subject Shares and has the sole and exclusive voting power and power of disposition with respect to the Subject Shares. Except as provided for in this Agreement: (A) the Shareholder owns the Subject Shares free and clear of all Liens and (B) except as disclosed in filings made on or prior to the date hereof with the US SEC or as otherwise indicated on the signature page hereto, none of the Subject Shares are subject to any voting agreement, voting trust or any other similar arrangement or restriction with respect to the voting of the Subject Shares (other than restrictions contained in the Seller’s Governing Documents imposed on a person who owns more than 20% of the Seller Shares and who has not obtained approval of the Board of Directors of Seller to be registered, or otherwise accepted, as a shareholder of Seller).
        (e)       The Subject Shares, together with all other securities convertible into, or exchangeable or exercisable for, Seller Shares indicated as being legally or beneficially owned by the Shareholder on the signature page hereto, constitute all of the equity securities of Seller owned of record or beneficially by the Shareholder.
2.     Covenants of the Shareholder. The Shareholder hereby covenants and agrees as follows:
        (a)       From the date hereof until this Agreement is terminated in accordance with its terms, without the prior written consent of Purchaser (to be granted or withheld in its sole discretion), Shareholder will:
(i)       attend and participate in all meetings of Seller Shareholders called in connection with the Purchase Agreement, the Acquisition and/or the transactions contemplated by the Purchase Agreement (including any postponements or adjournments thereof, a “Meeting”);
(ii)       at any Meeting, vote the Subject Shares, or cause the Subject Shares to be voted, for the approval of the Acquisition and the other transactions contemplated by the Purchase Agreement and other matters relating thereto presented for approval of the Seller Shareholders; and
(iii)       vote the Subject Shares at any Meeting or any other meeting of Seller Shareholders, or cause the Subject Shares to be voted, against the approval of any other Contract providing for an acquisition of shares, acquisition of assets, merger, consolidation or other business combination of Seller with or by any Person other than Purchaser, or providing for any amendment to Seller’s Governing Documents or any other action or Contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the Acquisition or the other transactions contemplated by the Purchase Agreement, or change the voting rights of any class of capital stock of Seller.
For the avoidance of doubt, to the extent that the Shareholder is the beneficial but not the legal owner of any portion of the Subject Shares (as disclosed in filings made on or prior to the date hereof with the US SEC or as otherwise indicated on the signature page hereto), the covenant set forth in Section 2(a)(i) in respect of such Subject Shares shall comprise a covenant to cause the legal owner thereof to comply with the terms thereof.

        (b)       From the date hereof until this Agreement is terminated in accordance with its terms, without the prior written consent of Purchaser (to be granted or withheld in its sole discretion), Shareholder will not: (i) sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any of the Subject Shares, (ii) grant any proxy, deposit any Subject Shares in a voting trust or enter into a voting agreement, power of attorney, voting trust or similar Contract with respect to the Subject Shares (except for this Agreement), or (iii) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Shareholder from performing its obligations hereunder.
        (c)       The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, agreements and other instruments (terminating concurrently with this Agreement) as may be reasonably required for the purpose of carrying out the intent of the parties hereunder (provided that Purchaser shall bear the cost of incidental expenses incurred by the Shareholder in connection with such execution and delivery). For the avoidance of doubt, the Shareholder’s obligations under this Section 2(c) shall not require the execution by the Shareholder of any written consent so long as Shareholder has fulfilled its obligations under Section 2(a) or the granting of any proxy.
3.     Acknowledgements.
        (a)       The Shareholder acknowledges that irreparable damage to Purchaser would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Shareholder agrees that Purchaser shall be entitled to an injunction or other equitable remedies to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at law or in equity, and the Shareholder hereby waives and agrees that it will not raise any defense to any action for specific performance based on Purchaser having an adequate remedy at law.
        (b)       Purchaser acknowledges that: (i) the Shareholder is executing and delivering this Agreement in the Shareholder’s capacity as owner of the Subject Shares and not in the Shareholder’s capacity as an officer or director of Seller (to the extent applicable), and nothing herein shall in any way bind the Shareholder or prevent the Shareholder from taking any action or omitting to take any action in his capacity as an officer or director of Seller (to the extent applicable) and (ii) nothing in this Agreement shall create any obligation on the part of the Shareholder or restrict the Shareholder in the exercise and enjoyment of full rights of ownership of the Subject Shares, except as expressly provided in this Agreement.
4.     Amendment. This Agreement may only be amended with the written consent of Purchaser and the Shareholder.
5.     Termination. This Agreement shall be binding through and until the earliest to occur of (a) the Closing, (b) November 30, 2005, (c) the date of the termination of the Purchase Agreement and (d) the date that the Purchase Agreement shall have been amended in a manner materially adverse to the interests of the Shareholder.
6.     Subject Shares. As used herein, the term “Subject Shares” shall mean all of the Seller Shares that the Shareholder is the sole and exclusive record and beneficial owner of on the date hereof, as set forth on the signature page hereto, and all other Seller Shares and any other securities convertible into, or exchangeable or exercisable for, any such Seller Shares, the record or beneficial ownership of which is acquired by the Shareholder after the date hereof. The Shareholder agrees that to the extent it acquires record or beneficial ownership of any of the foregoing after the date hereof, such Seller Shares or other securities shall be deemed “Subject Shares” hereunder and shall be subject in all respect to the terms hereof to the full extent as if they were “Subject Shares” on the date hereof.
7.     Miscellaneous.
        (a)       This Agreement is for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construe to give, to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party; provided that (i) Purchaser may assign its rights hereunder to the same extent it may assign its rights under the Purchase Agreement pursuant to Section 8.01(b) thereof. Any attempted assignment in violation of this Section 7(a) shall be null and void and of no effect.
        (b)       All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand to the party to be notified (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of receipt) if sent during the normal business hours of the party to be notified, if not, then on the next Business Day (with a copy provided in accordance with the delivery provisions of clause (i) above or (iii) below) or (iii) when received by the party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery (with written confirmation of receipt), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties from time to time). All such notices and other communications shall be sent (A) if to Purchaser, to the Persons named in Section 8.03(i) of the Purchase Agreement and (B) if to Shareholder, to the Person(s) named under “Address for Notices of Shareholder” on the signature page hereto.
        (c)       This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Any such counterpart may be delivered to a party by facsimile.
        (d)       If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon a final determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Applicable Law in order that the transactions contemplated hereby and by the Purchase Agreement may be consummated as originally contemplated to the fullest extent possible.

        (e)       This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.
        (f)       Any dispute, controversy or claim of any kind or nature between the parties arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof (each, a “Dispute”) shall be finally settled by binding arbitration (“Arbitration”) under the Rules of Arbitration (the “Rules”) of the London Court of International Arbitration in force at the time of such Arbitration, by three arbitrators appointed in accordance with the Rules. The seat of the arbitration shall be London, England. The language of the arbitration shall be English. The arbitral award shall be in writing, shall detail the disputed matters and reasons on which the arbitral award is based, shall not include any punitive damages and, except as provided in this Section 7(f) with respect to applications for interim relief, shall be the sole and exclusive remedy between the parties regarding any Dispute. The parties expressly agree that leave to appeal under Section 69(1) or an application for the determination of a preliminary point of law under Section 45 of the Arbitration Act 1996 may be sought with respect to any question of law arising from an award. The arbitral award shall be final and binding upon the parties and shall not be subject to appeal of any court or other authority. Notwithstanding the foregoing, any party may file an application in the United States federal courts sitting in the Borough of Manhattan seeking injunctive or other forms of interim relief to compel, aid or facilitate the arbitration, or to maintain the status quo pending completion of the arbitration. Judgment upon the award or order may be entered in the Supreme Court of the State of New York sitting in the Borough of Manhattan or the United States District Court for the Southern District of New York for enforcement thereof. Each party agrees not to oppose the registration or enforcement of any such judgment in any other jurisdiction and to consent to jurisdiction and venue in any applicable court for purposes of registration or enforcement of any such judgment. Each party accepts and submits to the jurisdiction of the seat of arbitration referenced above and to the New York State and United States federal courts sitting in the Borough of Manhattan (and to any court in which appeals from those courts may be heard) with regard to enforcement of the arbitral award or in connection with any action or application for injunctive or other interim relief, as provided in this Section 7(f). Each party waives any defense or objection based on diplomatic immunity, lack of jurisdiction, improper venue, inconvenient forum or competence that it could raise in any action or proceeding relating to this Agreement. Process in any action or proceeding relating to this Agreement may be served on any party anywhere in the world. Each party irrevocably consents to the service of any and all process in any action or proceeding relating to this Agreement by the mailing or delivery of copies of such process to it at its address for notices specified in this Agreement. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder. Any monetary award shall be made and payable in euros without deduction or set off and the arbitral panel shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.
        (g)       If Purchaser has entered into, enters into, amends or waives the terms of any other voting agreement relating to the Purchase Agreement or the Acquisition that establishes rights or otherwise benefits the counterparty thereto in a manner more favorable to such counterparty in any material respect than the rights and benefits established in favor of the Shareholder under this Agreement (or provides for covenants and obligations materially less onerous on the counterparty thereto than the covenants and obligations imposed on the Shareholder under this Agreement), Purchaser will as promptly as practicable offer to extend the same to the Shareholder, who will be entitled to accept such offer by written notice delivered to the Purchaser within 10 Business Days of such offer.
        (h)       From the date hereof until this Agreement is terminated in accordance with its terms, without the prior written consent of the other, neither party hereto will issue any press release or make any other public statement with respect to the other party or with respect to this Agreement, except to the extent required by Applicable Law (including, for the avoidance of doubt, to the extent required by the United States federal securities laws and any rule or other requirement of any securities exchange or automated quotation service).
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IN WITNESS WHEREOF, the Shareholder and Purchaser have duly executed this Agreement as of the date first written above.
PURCHASER: PKS Media S.à r.l.

/s/ RICHARD BEHMER

Name: Richard Behmer
Title: pursuant to a Power of Attorney issued on August 19, 2005

NAME OF SHAREHOLDER	Class and Number of Securities Owned

UNITEDGLOBALCOM EUROPE B.V.	6,000,000 common shares

Options over 11,250 common shares held in the name of Shane O’Neill, beneficially for the Shareholder

By:	/s/ JOHN BABB

Name: John Babb
Title: pursuant to a Power of Attorney
Address for Notices of Shareholder
UnitedGlobalCom Europe B.V.
Boeing Avenue 53
1119 PE Schiphol-Rijk
Netherlands
Attention: Jeremy Evans
Facsimile: 00 31 20 778 9871
with a copy (which shall not constitute notice) to:
Baker Botts
99 Gresham Street
London EC2V 7BA
Attention: Paul Landen
Facsimile: 00 44 207 726 3504